Exhibit 99.1

MSCI Reports Financial Results for Third Quarter and Nine Months 2019

NEW YORK--(BUSINESS WIRE)--October 31, 2019--MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today the results for the three months ended September 30, 2019 (“third quarter 2019”) and nine months ended September 30, 2019 (“nine months 2019”).

Financial and Operational Highlights for Third Quarter 2019
(Note: Percentage and other changes refer to third quarter 2018 unless otherwise noted.)

  Operating revenues up 10.1%, with recurring subscription revenues up 7.8%, asset-based fees up 17.1% and non-recurring revenues up 18.5%
  Organic operating revenue growth was 11.8%, with organic recurring subscription revenue growth of 9.8%
  Diluted EPS of $1.60, up 17.6%; Adjusted EPS of $1.68, up 24.4%
  Organic subscription Run Rate growth of 10.0%, with Index up 11.1%, Analytics up 6.2% and All Other up 20.4%. ESG Run Rate at September 30, 2019 almost doubled over the past 3 years
  Third quarter 2019 Retention Rate at 95.0%
  Extended our long-term relationship with BlackRock for another 10 years beginning March 2020, as further described in Index Segment section below
	Three Months Ended				Nine Months Ended
In thousands,	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
except per share data (unaudited)	2019	2018	2019	Change	2019	2018	Change
Operating revenues	$394,251	$357,934	$385,558	10.1%	$1,151,190	$1,072,296	7.4%
Operating income	$201,219	$176,403	$192,378	14.1%	$556,272	$517,080	7.6%
Operating margin %	51.0%	49.3%	49.9%		48.3%	48.2%

Net income	$136,983	$123,832	$125,690	10.6%	$440,865	$355,753	23.9%

Diluted EPS	$1.60	$1.36	$1.47	17.6%	$5.15	$3.87	33.1%
Adjusted EPS	$1.68	$1.35	$1.54	24.4%	$4.77	$3.96	20.5%

Adjusted EBITDA	$220,789	$195,537	$211,796	12.9%	$630,292	$582,671	8.2%
Adjusted EBITDA margin %	56.0%	54.6%	54.9%		54.8%	54.3%

“We are excited to deliver another quarter of strong results for our shareholders driven by both our core subscription offerings and asset-based fees. Additionally, our new long-term agreements with BlackRock, the Intercontinental Exchange, Eurex and Charles River Development, as well as our acquisition of Carbon Delta, align us well with key, strategic partners and provide us with important capabilities that will continue to enhance our growth and competitive differentiation,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

Third Quarter 2019 and Nine Months 2019 Consolidated Results

Revenues: Operating revenues for third quarter 2019 increased $36.3 million, or 10.1%, to $394.3 million, compared to the three months ended September 30, 2018 (“third quarter 2018”). The $36.3 million increase in operating revenues was driven by a $20.7 million, or 7.8%, increase in recurring subscriptions (driven primarily by a $12.1 million, or 10.0%, increase in Index, a $4.2 million, or 22.7%, increase in ESG and a $3.3 million, or 2.7%, increase in Analytics), a $14.0 million, or 17.1%, increase in asset-based fees (which itself was driven by growth across all types of index-linked investments products) and a $1.6 million, or 18.5%, increase in non-recurring revenues. Organic operating revenue growth was 11.8%, with organic recurring subscription revenue growth of 9.8%, organic asset-based fee growth of 17.1% and organic non-recurring revenue growth of 20.1%.

For nine months 2019, operating revenues increased $78.9 million, or 7.4%, to $1,151.2 million, compared to $1,072.3 million for the nine months ended September 30, 2018 (“nine months 2018”). The $78.9 million increase was driven by a $64.7 million, or 8.1%, increase in recurring subscriptions, a $10.4 million, or 4.1%, increase in asset-based fees and a $3.8 million, or 17.0%, increase in non-recurring revenues. For nine months 2019, organic operating revenue growth was 9.5%, with organic recurring subscriptions revenue growth of 11.0%, organic asset-based fee growth of 4.2% and organic non-recurring revenue growth of 20.7%.

Run Rate: Total Run Rate at September 30, 2019 grew by $115.3 million, or 8.0%, to $1,550.6 million, compared to September 30, 2018. The $115.3 million increase was driven by an $85.5 million, or 7.7%, increase in recurring subscription Run Rate to $1,194.6 million and a $29.9 million, or 9.2%, increase in asset-based fees Run Rate to $356.0 million. Organic subscription Run Rate growth of 10.0% in third quarter 2019 was driven by strong growth in the Index and All Other segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Retention Rate was 95.0% in third quarter 2019, flat compared to third quarter 2018.

Non-Recurring Sales: Total non-recurring sales for third quarter 2019 increased $3.5 million, or 31.7%, to $14.4 million compared to third quarter 2018, primarily driven by increased sales in BarraOne and RiskManager product offerings and Index derivative product offerings.

Expenses: Total operating expenses for third quarter 2019 increased $11.5 million, or 6.3%, to $193.0 million compared to third quarter 2018, driven mainly by a $5.7 million, or 4.9%, increase in compensation and benefits costs and a $5.4 million, or 11.6%, increase in non-compensation costs. The compensation and benefits costs increase is primarily attributable to higher incentive compensation and wages and salaries. The non-compensation costs increase is primarily attributable to higher professional fees, marketing costs, recruiting costs and occupancy costs.

Adjusted EBITDA expenses for third quarter 2019 increased $11.1 million, or 6.8%, to $173.5 million, compared to third quarter 2018. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX for third quarter 2019 increased 7.6% and 8.2%, respectively, compared to third quarter 2018.

For nine months 2019, total operating expenses increased $39.7 million, or 7.2%, to $594.9 million. Adjusted EBITDA expenses increased $31.3 million, or 6.4%, to $520.9 million compared to nine months 2018. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for nine months 2019 increased 9.2% and 8.7%, respectively, compared to nine months 2018.

Headcount: As of September 30, 2019, there were 3,358 employees, up 7.6% from 3,121 as of September 30, 2018 and up 2.8% from 3,266 as of June 30, 2019. The 7.6% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to technology, data and content services and in the client coverage organization. As of September 30, 2019, a total of 36.7% and 63.3% of employees were located in developed market and emerging market centers, respectively, compared to 39.9% in developed market centers and 60.1% in emerging market centers as of September 30, 2018.

Amortization and Depreciation Expenses: Amortization and depreciation expenses increased $0.4 million, or 2.3%, to $19.6 million, compared to third quarter 2018, primarily as a result of higher amortization of internally developed capitalized software, partially offset by lower amortization due to the impact of the divestiture of Investor Force Holdings, Inc. (“InvestorForce”) in October 2018 and lower software depreciation costs. For nine months 2019, amortization and depreciation expenses of $58.6 million decreased by $7.0 million, or 10.6%, compared to nine months 2018.

Other Expense (Income), Net: Other expense (income), net increased $2.9 million, or 9.9%, to $32.5 million, compared to third quarter 2018, primarily due to lower interest income driven by lower yields on lower cash balances in third quarter 2019, compared to third quarter 2018. For nine months 2019, other expense (income), net increased $25.0 million, or 33.6%, to $99.5 million, compared to nine months 2018.

Income Taxes: Income tax expense was $31.8 million for third quarter 2019, compared to $23.0 million for third quarter 2018. The effective tax rates were 18.8% and 15.7% for third quarter 2019 and third quarter 2018, respectively. The increase was primarily due to the release of a valuation allowance previously recorded on capital loss carry forwards in third quarter 2018. The release of the valuation allowance was triggered by the execution of the agreement to sell InvestorForce in July 2018. The loss was utilized in the three months ended December 31, 2018 to partially offset the capital gain realized upon the completion of the divestiture of InvestorForce that occurred on October 12, 2018. This release of the valuation allowance was excluded from adjusted net income and adjusted EPS for third quarter 2018.

For nine months 2019, the income tax expense was $15.9 million compared to $86.9 million for nine months 2018. The effective tax rates were 3.5% and 19.6% for nine months 2019 and nine months 2018, respectively. The lower effective tax rate compared to nine months 2018 was driven by the income tax benefit (the “PSU windfall benefit”) related to the vesting of multi-year restricted stock units granted in 2016 to certain senior executives that are subject to the achievement of multi-year total shareholder return targets, which are performance targets with a market condition (the “Multi-Year PSUs”), other discrete items and a beneficial geographic mix of earnings, partially offset by the release of the valuation allowance relating to the October 2018 divestiture of InvestorForce. The PSU windfall benefit total of $66.6 million was recorded in the three months ended March 31, 2019 (“first quarter 2019”) and is excluded from both the adjusted net income and adjusted EPS measures for nine months 2019. Excluding the PSU windfall benefit, nine months 2019 adjusted tax rate was 18.1%.

Net Income: Net income increased 10.6% to $137.0 million in third quarter 2019, compared to $123.8 million in third quarter 2018. For nine months 2019, net income increased 23.9% to $440.9 million, compared to $355.8 million for nine months 2018.

Adjusted EBITDA: Adjusted EBITDA was $220.8 million in third quarter 2019, up $25.3 million, or 12.9%, from third quarter 2018. Adjusted EBITDA margin in third quarter 2019 was 56.0%, compared to 54.6% in third quarter 2018. For nine months 2019, adjusted EBITDA was $630.3 million, up 8.2% from nine months 2018, and adjusted EBITDA margin was 54.8% for nine months 2019, compared to 54.3% for nine months 2018.

Cash Balances and Outstanding Debt: Total cash and cash equivalents as of September 30, 2019 was $881.2 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of September 30, 2019 was $2,600.0 million, which excludes deferred financing fees of $21.8 million. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.2x, which is within the stated gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Cash Flow and Capex: Net cash provided by operating activities was $188.5 million in third quarter 2019, compared to $143.8 million in third quarter 2018 and $189.5 million in second quarter 2019. Capex for third quarter 2019 was $14.8 million, compared to $13.1 million in third quarter 2018 and $12.4 million in second quarter 2019. Free cash flow was $173.8 million in third quarter 2019, compared to $130.7 million in third quarter 2018 and $177.1 million in second quarter 2019. The slight decrease in net cash provided by operating activities compared to second quarter 2019 was driven primarily by lower cash collections from customers, higher payments of cash expenses and higher interest payments, partially offset by lower income tax payments. The decrease in free cash flow, compared to second quarter 2019, was driven by the slightly lower net cash provided by operating activities described in the preceding sentence coupled with higher Capex. The increase in net cash provided by operating activities, compared to third quarter 2018, was driven primarily by higher cash collections from customers and lower income tax payments, partially offset by higher payments of cash expenses. The increase in free cash flow, compared to third quarter 2018, was driven by the higher net cash provided by operating activities described in the preceding sentence, partially offset by higher Capex.

Net cash provided by operating activities was $465.9 million for nine months 2019, compared to $439.6 million for nine months 2018. Capex for nine months 2019 was $35.3 million, compared to $26.2 million for nine months 2018. Free cash flow was $430.6 million for nine months 2019, compared to $413.4 million for nine months 2018.

Share Count and Capital Return: The weighted average diluted shares outstanding in third quarter 2019 declined 6.4% to 85.6 million, compared to 91.4 million in third quarter 2018. In nine months 2019, a total of 0.7 million shares were repurchased at an average price of $147.97 per share for a total value of $102.1 million, with no repurchases in third quarter 2019. On October 29, 2019, the Board of Directors authorized a stock repurchase program for the purchase of up to $750.0 million worth of shares of MSCI’s common stock which will be aggregated with the $706.1 million of authorization remaining under the existing share repurchase program as of September 30, 2019. Total shares outstanding as of September 30, 2019 was 84.7 million.

On October 29, 2019, the Board of Directors (“Board”) declared a cash dividend of $0.68 per share for fourth quarter 2019. The fourth quarter 2019 dividend is payable on November 27, 2019 to shareholders of record as of the close of trading on November 15, 2019.

Table 1: Results by Segment (unaudited)
	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
3Q'19	$237,427	$177,680	74.8%	$123,603	$37,797	30.6%	$33,221	$5,312	16.0%
3Q'18	$210,194	$154,477	73.5%	$119,898	$37,046	30.9%	$27,842	$4,014	14.4%
2Q'19	$225,550	$163,915	72.7%	$123,681	$39,071	31.6%	$36,327	$8,810	24.3%
YoY % change	13.0%	15.0%		3.1%	2.0%		19.3%	32.3%

YTD 2019	$677,750	$493,806	72.9%	$368,719	$113,266	30.7%	$104,721	$23,220	22.2%
YTD 2018	$625,042	$457,923	73.3%	$358,004	$106,966	29.9%	$89,250	$17,782	19.9%
% change	8.4%	7.8%		3.0%	5.9%		17.3%	30.6%

Index Segment: Operating revenues for third quarter 2019 increased $27.2 million, compared to third quarter 2018. The increase was driven by a $14.0 million increase in asset-based fees, a $12.1 million increase in recurring subscriptions and a $1.1 million increase in non-recurring revenues. The increase in recurring subscriptions was driven by strong growth in factor and ESG index products and growth in core developed market modules and index level products.

Growth in revenues from asset-based fees included $8.6 million from exchange traded futures and options contracts based on MSCI indexes, $2.7 million from exchange traded funds (“ETFs”) linked to MSCI indexes and $2.7 million from non-ETF passive funds linked to MSCI indexes. The increase in revenues from futures and options was primarily driven by approximately $5.0 million in additional fees associated with prior periods attributed to a retrospective price increase from a renegotiated contract. The increase in revenues from ETFs linked to MSCI indexes was driven by a 7.3% increase in average assets under management (“AUM”), partially offset by a decline in average basis point fees resulting primarily from a change in product mix. The increase in non-ETF passive funds linked to MSCI indexes was primarily driven by an increased contribution from higher-fee products.

The adjusted EBITDA margin for Index was 74.8% for third quarter 2019, compared to 73.5% for third quarter 2018.

Operating revenues for nine months 2019 increased $52.7 million compared to nine months 2018, driven by a $39.1 million increase in recurring subscriptions, a $10.4 million increase in asset-based fees and a $3.2 million increase in non-recurring revenues. The adjusted EBITDA margin for Index was 72.9% for nine months 2019, compared to 73.3% for nine months 2018.

Index Run Rate at September 30, 2019 grew by $84.4 million, or 10.3%, compared to September 30, 2018. The increase was driven by a $54.5 million increase in recurring subscription Run Rate and a $29.9 million increase in asset-based fees Run Rate. The 11.1% increase in Index recurring subscription Run Rate was driven by strong growth in core developed and emerging market modules and factor, ESG and custom index products with strong growth across all our client segments. The increase in asset-based fees Run Rate was primarily driven by higher volumes in futures and options and an increase in non-ETF passive funds linked to MSCI indexes, as well as higher AUM in ETFs linked to MSCI indexes.

On October 30, 2019, MSCI and BlackRock executed an amendment to the two license agreements that cover all existing BlackRock ETFs based on MSCI equity indexes (the “Amendment1”), extending the terms of such agreements by 10 years through March 17, 2030. The Amendment secures a long-term framework to expand our successful relationship and is intended to further align the interests of our organizations. BlackRock will continue to pay MSCI periodic license fees calculated based on the AUM and the total expense ratios (“TERs”) of licensed BlackRock ETFs. Pursuant to the Amendment, current license fee rates paid to MSCI will be reduced for ETFs with TERs below certain levels according to a phased implementation period with the first adjustment taking place on March 18, 2020. Based on the AUM as of September 30, 2019 and the most recently confirmed TERs of the ETFs that as of today will become subject to this adjustment during the implementation period, the aggregate reduction to asset-based fees Run Rate as of September 30, 2019 associated with these adjustments is not material. Any potential future reductions by BlackRock in the TERs of licensed BlackRock ETFs may reduce the license fee rates payable to MSCI for those ETFs. This is balanced by the potential for incremental assets to flow into licensed BlackRock ETFs and is intended to maximize the long-term revenue growth opportunity.

In addition to the above, the combined impact on asset-based fees Run Rate from certain renegotiated agreements, based on third quarter 2019 trading volumes, will add approximately $15.0 million, a portion of which is already included in the asset-based fees Run Rate for third quarter 2019 and the remainder of which is expected to be added over the course of the next six months.

1 The description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed with the Securities and Exchange Commission on the Company’s Quarterly Report on Form 10-Q for third quarter 2019.

Analytics Segment: Operating revenues for third quarter 2019 increased $3.7 million, compared to third quarter 2018, primarily driven by strong growth in Multi-Asset Class Analytics products and the timing of client implementations, partially offset by the divestiture of InvestorForce. Organic operating revenue growth was 6.9%. The adjusted EBITDA margin for Analytics was 30.6% for third quarter 2019, compared to 30.9% for third quarter 2018.

Operating revenues for nine months 2019 increased $10.7 million compared to nine months 2018. Organic operating revenue growth was 8.2%. The adjusted EBITDA margin for Analytics was 30.7% for nine months 2019, compared to 29.9% for nine months 2018.

Analytics Run Rate at September 30, 2019 grew by $10.0 million compared to September 30, 2018, primarily driven by strong growth in both Multi-Asset Class and Equity Analytics products, partially offset by the removal of Run Rate associated with InvestorForce, which was divested in October 2018. Analytics organic subscription Run Rate growth was 6.2% compared to September 30, 2018.

All Other Segment: Operating revenues for third quarter 2019 increased $5.4 million, compared to third quarter 2018. The increase in All Other operating revenues was driven by a $4.2 million increase in ESG operating revenues, coupled with a $1.2 million increase in Real Estate operating revenues. The increase in ESG operating revenues was driven by strong growth in ESG Ratings products and ESG Screening product revenues, as we continue to see strong demand across all client segments and new use cases. The increase in Real Estate operating revenues was primarily driven by strong growth in our Enterprise Analytics products. Third quarter 2019 All Other organic operating revenue growth was 23.3%, with ESG organic operating revenue growth of 26.1% and Real Estate organic operating revenue growth of 17.8%. The adjusted EBITDA margin for All Other was 16.0% for third quarter 2019, compared to 14.4% for third quarter 2018.

Operating revenues for nine months 2019 increased $15.5 million, compared to nine months 2018. The increase in All Other revenues was driven by a $13.4 million increase in ESG revenues, coupled with a $2.0 million increase in Real Estate revenues. All Other organic operating revenue growth for nine months 2019 was 22.0%, with ESG organic operating revenue growth of 29.1% and Real Estate organic operating revenue growth of 12.0%. The adjusted EBITDA margin for All Other was 22.2% for nine months 2019, compared to 19.9% for nine months 2018.

All Other Run Rate at September 30, 2019 grew by $20.9 million, compared to September 30, 2018. The increase was driven by a $17.9 million increase in ESG Run Rate, coupled with a $3.0 million increase in Real Estate Run Rate. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products and ESG Screening products. The increase in Real Estate Run Rate was primarily driven by growth in Global Intel products. All Other organic subscription Run Rate increased 20.4%, with ESG Run Rate increasing 25.8% and Real Estate Run Rate up 11.4%, each compared to September 30, 2018.

Full-Year 2019 Guidance

MSCI’s guidance for full-year 2019 is as follows:

  Total operating expenses are expected to be toward the high end of the guidance range of $775 million to $800 million.
  Adjusted EBITDA expenses1 are expected to be toward the high end of the guidance range of $685 million to $705 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $144 million, assuming no additional financings.
  Capex is expected to be toward the high end of the guidance range of $45 million to $55 million.
  Net cash provided by operating activities and free cash flow are expected to be at, or slightly above, the high end of the guidance ranges of $600 million to $630 million and $545 million to $585 million, respectively.
  The effective tax rate2 is now expected to be in the range of 6.0% to 9.0%.

1 Excludes the payroll tax impact from the vesting in first quarter 2019 of the Multi-Year PSUs.
2 Includes the PSU windfall benefit which is expected to reduce the 2019 effective tax rate by ~11 percentage points.

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels. On October 25, 2019, the Strategy and Finance Committee of the Board, acting upon prior delegation from the Board, authorized the Company to opportunistically explore financing options that would increase the Company's leverage ratio and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance as to the timing or certainty of a transaction.

Conference Call Information

MSCI's senior management will review third quarter 2019 results on Thursday, October 31, 2019 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 2558434 within the United States. International callers dial 1-720-405-2251 conference ID: 2558434. The earnings release, third quarter update and related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through November 3, 2019, the recording will also be available by dialing 1-855-859-2056 conference ID: 2558434 within the United States or 1-404-537-3406 conference ID: 2558434 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

-Ends-

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading, research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process.

To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2019 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its quarterly updates, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI's press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 15 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for amounts associated with active tax planning implemented as a result of Tax Reform) and the impact related to the vesting of the Multi-Year PSUs.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying AUM.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform and the impact related to the vesting of the Multi-Year PSUs.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our core operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)
	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2019	2018	2019	Change	2019	2018	Change
Operating revenues	$394,251	$357,934	$385,558	10.1%	$1,151,190	$1,072,296	7.4%
Operating expenses:
Cost of revenues	70,486	70,906	71,975	(0.6%)	224,807	213,578	5.3%
Selling and marketing	52,107	46,149	51,657	12.9%	159,812	139,974	14.2%
Research and development	24,310	20,591	23,752	18.1%	71,234	61,099	16.6%
General and administrative	26,559	24,751	26,378	7.3%	80,434	74,974	7.3%
Amortization of intangible assets	12,361	11,681	12,013	5.8%	36,167	42,556	(15.0%)
Depreciation and amortization of property,
equipment and leasehold improvements	7,209	7,453	7,405	(3.3%)	22,464	23,035	(2.5%)
Total operating expenses(1)	193,032	181,531	193,180	6.3%	594,918	555,216	7.2%

Operating income	201,219	176,403	192,378	14.1%	556,272	517,080	7.6%

Interest income	(3,673)	(6,522)	(3,345)	(43.7%)	(11,104)	(13,573)	(18.2%)
Interest expense	35,922	35,902	35,915	0.1%	107,752	97,223	10.8%
Other expense (income)	222	177	63	25.4%	2,839	(9,177)	(130.9%)
Other expense (income), net	32,471	29,557	32,633	9.9%	99,487	74,473	33.6%

Income before provision for income taxes	168,748	146,846	159,745	14.9%	456,785	442,607	3.2%

Provision for income taxes	31,765	23,014	34,055	38.0%	15,920	86,854	(81.7%)
Net income	$136,983	$123,832	$125,690	10.6%	$440,865	$355,753	23.9%

Earnings per basic common share	$1.62	$1.39	$1.48	16.5%	$5.21	$3.98	30.9%

Earnings per diluted common share	$1.60	$1.36	$1.47	17.6%	$5.15	$3.87	33.1%

Weighted average shares outstanding used
in computing earnings per share:

Basic	84,765	88,796	84,750	(4.5%)	84,591	89,323	(5.3%)
Diluted	85,550	91,372	85,393	(6.4%)	85,533	91,843	(6.9%)

(1) Includes stock-based compensation expense of $10.6 million, $10.6 million and $11.5 million for the three months ended Sep. 30, 2019, Sep. 30, 2018 and Jun. 30, 2019, respectively. Includes stock-based compensation expense of $32.6 million and $30.1 million for the nine months ended Sep. 30, 2019 and Sep. 30, 2018, respectively.

Table 3: Selected Balance Sheet Items (unaudited)
	As of
	Sep. 30,	Sep. 30,	Dec. 31,
In thousands	2019	2018	2018
Cash and cash equivalents	$881,150	$1,398,398	$904,176
Accounts receivable, net of allowances	$409,519	$378,705	$473,433

Deferred revenue	$479,371	$441,884	$537,977
Long-term debt(1)	$2,578,159	$2,574,616	$2,575,502

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Sep. 30, 2019, Sep. 30, 2018 and Dec. 31, 2018 was $2.6 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Net cash provided by operating activities	$188,535	$143,825	$189,470	31.1%	$465,880	$439,587	6.0%
Net cash used in investing activities	(14,765)	(13,097)	(12,391)	12.7%	(35,292)	(5,164)	n/m
Net cash (used in) provided by financing activities	(58,766)	(97,758)	(49,914)	(39.9%)	(450,315)	80,600	n/m
Effect of exchange rate changes	(4,971)	(2,168)	1,171	129.3%	(3,299)	(6,127)	(46.2%)
Net increase (decrease) in cash and cash equivalents	$110,033	$30,802	$128,336	257.2%	$(23,026)	$508,896	(104.5%)

n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$133,403	$121,285	$132,145	10.0%	$393,222	$354,116	11.0%
Asset-based fees	96,013	82,007	87,733	17.1%	265,554	255,126	4.1%
Non-recurring	8,011	6,902	5,672	16.1%	18,974	15,800	20.1%
Total operating revenues	237,427	210,194	225,550	13.0%	677,750	625,042	8.4%
Adjusted EBITDA expenses	59,747	55,717	61,635	7.2%	183,944	167,119	10.1%
Adjusted EBITDA	$177,680	$154,477	$163,915	15.0%	$493,806	$457,923	7.8%
Adjusted EBITDA margin %	74.8%	73.5%	72.7%		72.9%	73.3%

Analytics	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$122,120	$118,857	$121,699	2.7%	$363,929	$354,629	2.6%
Non-recurring	1,483	1,041	1,982	42.5%	4,790	3,375	41.9%
Total operating revenues	123,603	119,898	123,681	3.1%	368,719	358,004	3.0%
Adjusted EBITDA expenses	85,806	82,852	84,610	3.6%	255,453	251,038	1.8%
Adjusted EBITDA	$37,797	$37,046	$39,071	2.0%	$113,266	$106,966	5.9%
Adjusted EBITDA margin %	30.6%	30.9%	31.6%		30.7%	29.9%

All Other	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$32,585	$27,234	$35,305	19.6%	$102,470	$86,185	18.9%
Non-recurring	636	608	1,022	4.6%	2,251	3,065	(26.6%)
Total operating revenues	33,221	27,842	36,327	19.3%	104,721	89,250	17.3%
Adjusted EBITDA expenses	27,909	23,828	27,517	17.1%	81,501	71,468	14.0%
Adjusted EBITDA	$5,312	$4,014	$8,810	32.3%	$23,220	$17,782	30.6%
Adjusted EBITDA margin %	16.0%	14.4%	24.3%		22.2%	19.9%

Consolidated	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$288,108	$267,376	$289,149	7.8%	$859,621	$794,930	8.1%
Asset-based fees	96,013	82,007	87,733	17.1%	265,554	255,126	4.1%
Non-recurring	10,130	8,551	8,676	18.5%	26,015	22,240	17.0%
Operating revenues total	394,251	357,934	385,558	10.1%	1,151,190	1,072,296	7.4%
Adjusted EBITDA expenses	173,462	162,397	173,762	6.8%	520,898	489,625	6.4%
Adjusted EBITDA	$220,789	$195,537	$211,796	12.9%	$630,292	$582,671	8.2%
Adjusted EBITDA margin %	56.0%	54.6%	54.9%		54.8%	54.3%
Operating margin %	51.0%	49.3%	49.9%		48.3%	48.2%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended					Nine Months Ended
	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Sep. 30, 2019	Sep. 30, 2018
In thousands
Index
New recurring subscription sales	$17,553	$19,526	$17,329	$21,013	$15,546	$54,408	$51,647
Subscription cancellations	(5,066)	(3,601)	(4,366)	(7,699)	(4,428)	$(13,033)	(13,120)
Net new recurring subscription sales	$12,487	$15,925	$12,963	$13,314	$11,118	$41,375	$38,527
Non-recurring sales	$9,029	$5,982	$5,081	$6,845	$7,097	$20,092	$15,885
Total gross sales(1)	$26,582	$25,508	$22,410	$27,858	$22,643	$74,500	$67,532
Total Index net sales	$21,516	$21,907	$18,044	$20,159	$18,215	$61,467	$54,412

Index Retention Rate(2)	96.0%	97.1%	96.5%	93.2%	96.1%	96.5%	96.1%

Analytics
New recurring subscription sales	$15,285	$13,669	$12,751	$19,438	$16,797	$41,705	$45,549
Subscription cancellations	(7,854)	(7,102)	(7,764)	(8,524)	(7,117)	$(22,720)	(25,148)
Net new recurring subscription sales	$7,431	$6,567	$4,987	$10,914	$9,680	$18,985	$20,401
Non-recurring sales	$4,876	$2,631	$2,577	$3,249	$3,189	$10,084	$6,959
Total gross sales(1)	$20,161	$16,300	$15,328	$22,687	$19,986	$51,789	$52,508
Total Analytics net sales	$12,307	$9,198	$7,564	$14,163	$12,869	$29,069	$27,360

Analytics Retention Rate(2)	93.6%	94.2%	93.7%	92.7%	94.1%	93.8%	93.1%

All Other
New recurring subscription sales	$7,495	$8,014	$7,215	$7,596	$6,459	$22,724	$18,605
Subscription cancellations	(1,002)	(1,902)	(1,275)	(1,959)	(1,547)	$(4,179)	(4,463)
Net new recurring subscription sales	$6,493	$6,112	$5,940	$5,637	$4,912	$18,545	$14,142
Non-recurring sales	$487	$630	$454	$1,194	$641	$1,571	$2,243
Total gross sales(1)	$7,982	$8,644	$7,669	$8,790	$7,100	$24,295	$20,848
Total All Other net sales	$6,980	$6,742	$6,394	$6,831	$5,553	$20,116	$16,385

All Other Retention Rate(2)	96.8%	93.9%	95.9%	92.8%	94.3%	95.5%	94.5%

Consolidated
New recurring subscription sales	$40,333	$41,209	$37,295	$48,047	$38,802	$118,837	$115,801
Subscription cancellations	(13,922)	(12,605)	(13,405)	(18,182)	(13,092)	(39,932)	(42,731)
Net new recurring subscription sales	$26,411	$28,604	$23,890	$29,865	$25,710	$78,905	$73,070
Non-recurring sales	$14,392	$9,243	$8,112	$11,288	$10,927	$31,747	$25,087
Total gross sales(1)	$54,725	$50,452	$45,407	$59,335	$49,729	$150,584	$140,888
Total net sales	$40,803	$37,847	$32,002	$41,153	$36,637	$110,652	$98,157

Total Retention Rate(2)	95.0%	95.5%	95.2%	92.9%	95.0%	95.2%	94.5%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.

(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)(3)

	Three Months Ended					Nine Months Ended
	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In billions	2019	2019	2019	2018	2018	2019	2018
Beginning Period AUM in ETFs linked to
MSCI indexes	$819.3	$802.2	$695.6	$765.5	$744.7	$695.6	$744.3
Market Appreciation/(Depreciation)	(9.2)	14.9	78.3	(94.7)	15.6	84.0	(15.6)
Cash Inflows	4.9	2.2	28.3	24.8	5.2	35.4	36.8
Period-End AUM in ETFs linked to
MSCI indexes	$815.0	$819.3	$802.2	$695.6	$765.5	$815.0	$765.5

Period Average AUM in ETFs linked to
MSCI indexes	$810.9	$811.4	$766.0	$717.1	$755.8	$796.1	$770.6

Avg. Basis Point Fee(4)	2.81	2.85	2.88	2.92	2.90	2.81	2.90

(1) The historical values of the AUM in ETFs linked to our indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Earnings Release or any other report filed with the SEC. The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The values for periods prior to April 26, 2019 were based on data from Bloomberg and MSCI, while the values for periods on or after April 26, 2019 were based on data from Refinitiv and MSCI. De minimis amounts of data are reported on a delayed basis.

(3) The value of AUM in ETFs linked to MSCI indexes is calculated by multiplying the ETF net asset value by the number of shares outstanding.

(4) Based on period-end Run Rate for ETFs linked to MSCI indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Sep. 30,	Sep. 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change
Index
Recurring subscriptions	$544,059	$489,515	$531,590	11.1%
Asset-based fees	356,013	326,148	345,126	9.2%
Index Run Rate	900,072	815,663	876,716	10.3%

Analytics Run Rate	509,261	499,219	503,969	2.0%

All Other Run Rate	141,283	120,419	137,045	17.3%

Total Run Rate	$1,550,616	$1,435,301	$1,517,730	8.0%

Total recurring subscriptions	$1,194,603	$1,109,153	$1,172,604	7.7%
Total asset-based fees	356,013	326,148	345,126	9.2%
Total Run Rate	$1,550,616	$1,435,301	$1,517,730	8.0%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands	2019	2018	2019	2019	2018
Index adjusted EBITDA	$177,680	$154,477	$163,915	$493,806	$457,923
Analytics adjusted EBITDA	37,797	37,046	39,071	113,266	106,966
All Other adjusted EBITDA	5,312	4,014	8,810	23,220	17,782
Consolidated adjusted EBITDA	220,789	195,537	211,796	630,292	582,671
Multi-Year PSU payroll tax expense	—	—	—	15,389	—
Amortization of intangible assets	12,361	11,681	12,013	36,167	42,556
Depreciation and amortization of property,
equipment and leasehold improvements	7,209	7,453	7,405	22,464	23,035
Operating income	201,219	176,403	192,378	556,272	517,080
Other expense (income), net	32,471	29,557	32,633	99,487	74,473
Provision for income taxes	31,765	23,014	34,055	15,920	86,854
Net income	$136,983	$123,832	$125,690	$440,865	$355,753

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2019	Sep. 30, 2018	June 30, 2019	Sep. 30, 2019	Sep. 30, 2018
In thousands, except per share data
Net income	$136,983	$123,832	$125,690	$440,865	$355,753
Plus: Amortization of acquired intangible assets	8,616	8,999	8,663	25,995	35,235
Plus: Multi-Year PSU payroll tax expense	—	—	—	15,389	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	—	(66,581)	—
Less: Gain on sale of FEA (not-tax effected)	—	(10)	—	—	(10,646)
Less: Valuation allowance released in connection
with InvestorForce divestiture	—	(7,758)	—	—	(7,758)
Less: Tax Reform adjustments	—	—	—	—	(1,601)
Less: Income tax effect	(1,702)	(1,884)	(2,638)	(7,474)	(7,613)
Adjusted net income	$143,897	$123,179	$131,715	$408,194	$363,370

Diluted EPS	$1.60	$1.36	$1.47	$5.15	$3.87
Plus: Amortization of acquired intangible assets	0.10	0.10	0.10	0.30	0.38
Plus: Multi-Year PSU payroll tax expense	—	—	—	0.18	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	—	(0.78)	—
Less: Gain on sale of FEA (not-tax effected)	—	—	—	—	(0.12)
Less: Valuation allowance released in connection
with InvestorForce divestiture	—	(0.08)	—	—	(0.08)
Less: Tax Reform adjustments	—	—	—	—	(0.02)
Less: Income tax effect	(0.02)	(0.03)	(0.03)	(0.08)	(0.07)
Adjusted EPS	$1.68	$1.35	$1.54	$4.77	$3.96

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,	2019
In thousands	2019	2018	2019	2019	2018	Outlook(1)
Index adjusted EBITDA expenses	$59,747	$55,717	$61,635	$183,944	$167,119
Analytics adjusted EBITDA expenses	85,806	82,852	84,610	255,453	251,038
All Other adjusted EBITDA expenses	27,909	23,828	27,517	81,501	71,468
Consolidated adjusted EBITDA expenses	173,462	162,397	173,762	520,898	489,625	$685,000 - $705,000
Multi-Year PSU payroll tax expense	—	—	—	15,389	—	15,389
Amortization of intangible assets	12,361	11,681	12,013	36,167	42,556
Depreciation and amortization of property,						75,000 - 85,000
equipment and leasehold improvements	7,209	7,453	7,405	22,464	23,035
Total operating expenses	$193,032	$181,531	$193,180	$594,918	$555,216	$775,389 - $800,389

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30, 2019	Sep. 30, 2018	June 30, 2019	Sep. 30, 2019	Sep. 30, 2018	2019 Outlook(1)
In thousands
Net cash provided by operating activities	$188,535	$143,825	$189,470	$465,880	$439,587	$600,000 - $630,000
Capital expenditures	(7,782)	(8,590)	(6,278)	(17,216)	(13,069)
Capitalized software development costs	(6,983)	(4,517)	(6,113)	(18,086)	(13,115)
Capex	(14,765)	(13,107)	(12,391)	(35,302)	(26,184)	(55,000 - 45,000)
Free cash flow	$173,770	$130,718	$177,079	$430,578	$413,403	$545,000 - $585,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
	2019	2018	2019	2019	2018
Effective tax rate	18.82%	15.67%	21.32%	3.49%	19.62%
Tax Reform impact on effective tax rate	—%	—%	—%	—%	0.36%
Multi-Year PSU impact on effective tax rate	—%	—%	—%	14.57%	—%
Adjusted tax rate	18.82%	15.67%	21.32%	18.06%	19.98%

Table 14: Third Quarter 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended September 30, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	13.0%	10.0%	17.1%	16.1%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.1%)	(0.1%)	—%	0.2%
Organic operating revenue growth	12.9%	9.9%	17.1%	16.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	3.1%	2.7%	—%	42.5%
Impact of acquisitions and divestitures	4.0%	4.0%	—%	12.3%
Impact of foreign currency exchange rate fluctuations	(0.2%)	(0.2%)	—%	0.8%
Organic operating revenue growth	6.9%	6.5%	—%	55.6%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	19.3%	19.7%	—%	4.4%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	4.0%	4.0%	—%	2.8%
Organic operating revenue growth	23.3%	23.7%	—%	7.2%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	10.1%	7.8%	17.1%	18.5%
Impact of acquisitions and divestitures	1.4%	1.7%	—%	1.1%
Impact of foreign currency exchange rate fluctuations	0.3%	0.3%	—%	0.5%
Organic operating revenue growth	11.8%	9.8%	17.1%	20.1%

Table 15: Nine Months 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Nine Months Ended September 30, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	8.4%	11.0%	4.1%	20.1%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	—%	0.1%	0.1%
Organic operating revenue growth	8.5%	11.0%	4.2%	20.2%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	3.0%	2.6%	—%	41.9%
Impact of acquisitions and divestitures	5.2%	5.1%	—%	27.9%
Impact of foreign currency exchange rate fluctuations	—%	—%	—%	1.1%
Organic operating revenue growth	8.2%	7.7%	—%	70.9%
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	17.3%	18.9%	—%	(26.6%)
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	4.7%	4.7%	—%	3.5%
Organic operating revenue growth	22.0%	23.6%	—%	(23.1%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	7.4%	8.1%	4.1%	17.0%
Impact of acquisitions and divestitures	1.7%	2.4%	—%	3.0%
Impact of foreign currency exchange rate fluctuations	0.4%	0.5%	0.1%	0.7%
Organic operating revenue growth	9.5%	11.0%	4.2%	20.7%

Contacts

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